Exhibit 99.1

           LUBY'S ANNOUNCES RENEWAL OF EXECUTIVE EMPLOYMENT CONTRACTS

                   - CEO & COO Sign on for Three More Years -

    HOUSTON, Nov. 14 /PRNewswire-FirstCall/ -- Luby's, Inc. (NYSE: LUB) today announced that it has entered into new three year employment contracts ending August 31, 2008 for Chris Pappas, President and Chief Executive Officer, and Harris Pappas, Chief Operating Officer. These contracts provide, among other terms, for an annual bonus evaluation by the Board of Directors. As they have over the past four years, Chris and Harris will both continue to devote their primary time and business efforts to Luby's, while maintaining their roles at Pappas Restaurants, Inc.

    "Harris and I are pleased with the success of the entire Luby's team over the past several years and we are excited to continue the work we started here over four years ago," said Chris Pappas.

    "The Board of Directors of the Company is extremely pleased with the Company's progress under the leadership of Chris and Harris and with their continued commitment to Luby's," said Gasper Mir, III, Chairman of the Board.

    "We will continue to focus our energy on enhancing our organization, growing sales and satisfying our guests," said Harris Pappas.

    About Luby's
    Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 131 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. For more information about Luby's, visit the Company's website at www.lubys.com.

    The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

     Contact: Rick Black, 713-329-6808

SOURCE  Luby's, Inc.
    -0-                             11/14/2005
    /CONTACT:  Rick Black of Luby's, Inc., +1-713-329-6808/
    /Web site:  http://www.lubys.com /